EXHIBIT 3.1

FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

BUSCAR COMPANY

BUSCAR COMPANY, a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies as follows:

A.

The name of the Corporation is Buscar Company. The Corporation's original Articles of Incorporation as filed with the Secretary of State of the State of Nevada on January 19, 2010 under the original corporate name of as Cascade Springs Ltd.

B.

This Amended and Restated Articles of Incorporation was duly adopted in accordance with Sections 78.385, 78.390 and 78.403 of the Nevada Revised Statutes of the State of Nevada, and restates, integrates and further amends the provisions of the Corporation's Articles of Incorporation.

C.	Whereby, on July 7, 2016, an affirmative vote of a majority of the shareholders and board of directors approved the Restated and Amended Articles of Incorporation.

D.	The text of the Articles of Incorporation of this Corporation is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Buscar Company has caused this Amended and Restated Articles of Incorporation to be executed by the undersigned officer, thereunto duly authorized, and this 7th day of July 2016.

Buscar Company a Nevada corporation

By:	/s/ Anastasia Shishova
Anastasia Shishova
Chief Executive Officer

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ARTICLE I

Name

The name of the corporation is Buscar Company (the "Corporation")

ARTICLE II

Duration

This corporation has perpetual existence.

ARTICLE III

Corporation Purposes

The purposes for which the corporation is formed are:

(a)	To engage in any lawful business activity from time to time authorized or approved by the board of directors of this corporation;

(b)	To act as principal, agent, partner or joint venturer or in any other legal capacity in any transaction;

(c)	To do business anywhere in the world; and

(d)

To have, enjoy, and exercise all of the rights, powers, and privileges conferred upon corporations incorporated pursuant to Nevada law, whether now or hereinafter in effect and whether or not herein specifically mentioned.

The above purposes clauses shall not be limited by reference to or inference from one another, but each purpose clause shall be construed as a separate statement conferring independent purposes and powers upon the corporation.

ARTICLE IV

Capitalization

The total number of shares of stock which the corporation shall have authority to issue is 550,000,000 shares, of which 500,000,000 shares of $.0001 par value shall be designated as Common Stock and 50,000,000 shares of $.0001 shall be designated as Preferred Stock. The Preferred Stock authorized by these Articles of Incorporation may be issued in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series.

On June 28, 2016 the Company's shareholders and directors approved a reserve split of its common stock equal to 1 for 200. No fractional shares were issued and fractional shares were rounded up. The Company's authorized was not affected by the reverse.

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ARTICLE V

Preferred Stock

1. Series A Preferred Stock

i.

Designation and Amount. There shall be a series of Preferred Stock designated as "Series A Preferred Stock," and the number of shares constituting such Series shall be 10,000,000. Such series is referred to herein as the "Preferred Stock."

ii.	Stated Capital. The amount to be represented in stated capital at all times for each share of Preferred Stock shall be $0.0001.

3. Rank. All shares of Preferred Stock shall rank superior with all of the Corporation's Common Stock, par value $0.0001 per share (the "Common Stock"), now or hereafter issued, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, including the payment of dividends.

4. Dividends. No dividend shall be declared or paid on the Preferred Stock.

5. No Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the Series A Preferred shares shall have a priority on liquidation superior to that of the other Preferred Stock. The Series A Preferred shareholders will be entitled to preferential amounts paid in to the Corporation and be paid in full, for funds paid for the Series A Preferred Shares, if sufficient funds exist . The holders of shares of other series of Preferred Stock shall be entitled to participate with the Common Stock in all of the remaining assets of the Corporation available for distribution to its stockholders, ratably with the holders of Common Stock in proportion to the number of shares of Common Stock held by them, assuming for each holder of Preferred Stock on the record date for such distribution that each holder was the holder of record of the number (including any fraction) of shares of Common Stock into which the shares of Preferred Stock then held by such holder are then convertible. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Section 5, shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or series of the Corporation, or any sale, lease, exchange, or other disposition of all or a part of the assets of the Corporation.

6. Voting Rights. Except as otherwise required by law, each Series A Preferred Share shall have voting rights and shall carry a voting weight equal to one (1) Common Share. Except as otherwise required by law or by these Articles, the holders of shares of Common Stock and Preferred Stock shall vote together.

7. No Redemption. The shares of Preferred Stock are not redeemable, unless approved by the Board of Directors and agreed upon by the Series A Preferred Shareholders.

8. Conversion Provisions. Each Series A Preferred Share cannot be converted into Common Shares, unless it is approved by the Board of Directors and agreed upon by the Series A Preferred Shareholders.

9. Outstanding Shares. For purposes of these Articles of Designation, all shares of Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing shares of Preferred Stock, all shares of Preferred Stock converted into Common Stock; and (ii) from the date of registration of transfer, all shares of Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

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10. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

B. Series B Preferred Stock

iii.

Designation and Amount. There shall be a series of Preferred Stock designated as "Series B Preferred Stock," and the number of shares constituting such Series shall be 10,000,000. Such series is referred to herein as the "Preferred Stock."

iv.	Stated Capital. The amount to be represented in stated capital at all times for each share of Preferred Stock shall be $0.0001.

3. Rank. All shares of Preferred Stock shall rank superior with all of the Corporation's Common Stock, par value $0.0001 per share (the "Common Stock"), now or hereafter issued, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, including the payment of dividends.

4. Dividends. No dividend shall be declared or paid on the Preferred Stock.

5. No Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the Series B Preferred shares shall have a priority on liquidation superior to that of the other Preferred Stock. The Series B Preferred shareholders will be entitled to preferential amounts paid in to the Corporation and be paid in full, for funds paid for the Series B Preferred Shares, if sufficient funds exist . The holders of shares of other series of Preferred Stock shall be entitled to participate with the Common Stock in all of the remaining assets of the Corporation available for distribution to its stockholders, ratably with the holders of Common Stock in proportion to the number of shares of Common Stock held by them, assuming for each holder of Preferred Stock on the record date for such distribution that each holder was the holder of record of the number (including any fraction) of shares of Common Stock into which the shares of Preferred Stock then held by such holder are then convertible. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Section 5, shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or series of the Corporation, or any sale, lease, exchange, or other disposition of all or a part of the assets of the Corporation.

6. Voting Rights. Except as otherwise required by law, each Series B Preferred Share shall have voting rights and shall carry a voting weight equal to four hundred (400) Common Shares. Except as otherwise required by law or by these Articles, the holders of shares of Common Stock and Preferred Stock shall vote together.

7. No Redemption. The shares of Preferred Stock are not redeemable, unless approved by the Board of Directors and agreed upon by the Series B Preferred Shareholders.

8. Conversion Provisions. Each Series B Preferred Share cannot be converted into Common Shares, unless it is approved by the Board of Directors and agreed upon by the Series B Preferred Shareholders.

9. Outstanding Shares. For purposes of these Articles of Designation, all shares of Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing shares of Preferred Stock, all shares of Preferred Stock converted into Common Stock; and (ii) from the date of registration of transfer, all shares of Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

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10. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

ARTICLE VI

Board of Directors

The business and affairs of the Corporation shall be managed by a Board of Directors which shall exercise all the powers of the Corporation except, as otherwise provided in the Bylaws, these Articles of Incorporation or by the laws of the laws of the State of Nevada.

ARTICLE VII

Directors Liability

To the fullest extent permitted by the laws of the State of Nevada (currently set forth in. NRS 78.037), as the same now exists or may hereafter be amended or supplemented, no director or officer of the Corporation shall be liable to the Corporation or to its stockholders for damages for breach of fiduciary duty as a director or officer.

ARTICLE VIII

Indemnification of Officers and Directors

The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, employee, or agent of, on in any similar managerial or fiduciary position of, another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, or agent of the Corporation to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

ARTICLE IX

No Preemptive Rights

The owners of shares of stock of the Corporation shall not have a preemptive right to acquire unissued shares, treasury shares or securities convertible into such shares.

ARTICLE X

Voting Rights

Only the shares of capital stock of the Corporation designated at issuance as having voting rights shall be entitled to vote at meetings of stockholders of the Corporation, and only stockholders of record of shares having voting rights shall be entitled to notice of and to vote at meetings of stockholders of the Corporation. Each stockholder entitled to vote at any election for Directors shall have the right to vote, in person or by proxy, one vote for each share of stock owned by such stockholder for as many persons as there are Directors to be elected and for whose election such stockholder has a right to vote, and no stockholder shall he entitled to cumulate their vote.

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ARTICLE X

Resident Agent

The resident agent of the Corporation shall be the State Agent and Transfer Syndicate, Inc. Nevada, whose street address is 112 North Curry Street, Carson City, Nevada 89703.

ARTICLE XI

Statutes Not Applicable

The provisions of NRS 78.378 to 78.3793 inclusive, regarding the voting of a controlling interest in stock of a Nevada corporation and Sections 78.411 through 78.444 inclusive, regarding combinations with interested stockholders, shall not apply to the Corporation

ARTICLE XI

Quorum

One third of the votes entitled to be cast on any matter by each stockholder voting group entitled to vote on a matter shall constitute a quorum of that voting group for action on that matter by stockholders

ARTICLE XII

Bond and Debenture Holder Rights

The holder of a bond, debenture or, other obligation of the Corporation may have any of the rights of a stockholder in the Corporation to the extent determined appropriate by the Board of Directors at the time of issuance of such bond, debenture or other obligation.

ARTICLE XIII

Limitation on Right to Call Special Shareholders Meeting

Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, upon not less than 10 nor more than 50 day's written notice to the stockholders of the Corporation

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